EXHIBIT 99.1
EZCORP ADDS CHIEF OPERATING OFFICER
AUSTIN, Texas (August 6, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today the addition of a new senior executive and a newly created executive position.
EZCORP announced today that it has hired Paul Rothamel as Executive Vice President and Chief Operating Officer reporting to Joe Rotunda, EZCORP’s President and Chief Executive Officer. In this new position, Mr. Rothamel will be responsible for all of EZCORP’s operations in the Americas. Eric Fosse, President, Pawn Americas, which includes EZPAWN, Value Pawn and Empeño Fácil, and Joe Borbely, President, Signature Loans, will report directly to Mr. Rothamel.
Immediately prior to joining EZCORP, Mr. Rothamel was the President & CEO of Pamida, a chain of approximately 200 general merchandise and pharmacy stores located in the Midwest. Mr. Rothamel spent twelve years at Pamida and ShopKo Stores, Inc., a Pamida affiliate, in various senior-level operational roles. Before joining ShopKo in 1997, he held various operational positions with Target and Venture stores.
Commenting on this appointment, Mr. Rotunda stated, “Over the last several years, we have expanded rapidly with our acquisitions and new store openings in the US; our entry into Mexico; and, our planned entry into Canada this fall. In order to continue our expansion and financial plans, we will need a disciplined operational organization and strong leaders. Paul brings the kind of store management and executive acumen needed to help us maintain our aggressive growth while continuing to add value for our shareholders.”
Rotunda continued, “Paul is a highly qualified senior executive who has led a large retail operation. With his chief executive experience, Paul will be a vital strategic partner in analyzing our many internal and external opportunities to continue our business growth. Paul will focus all of his attention on our goal to be the leading provider of short-term cash to our customer segment by providing the right products to satisfy their needs with friendly, efficient service in all of our business formats.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of June 30, 2009, EZCORP operated a total of 897 locations in the U.S. and Mexico consisting of 370 U.S. pawnshops, 47 pawnshops in Mexico and 480 U.S. signature loan stores. EZCORP, as a near-30% stockholder, is also actively involved in the management of Albemarle & Bond Holdings PLC, the U.K.’s largest pawnbroking business with 115 stores.
For additional information, contact Dan Tonissen at (512) 314-2289.

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